UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 11, 2013

FARO TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Florida	0-23081	59-3157093
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

250 Technology Park, Lake Mary, Florida 32746

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (407) 333-9911

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure.

Yesterday, as required by SEC rules, FARO Technologies, Inc. (the “Company”) announced the termination of Mr. David Morse as Managing Director for the Americas as of January 4, 2013. The Company has received multiple requests for additional information regarding Mr. Morse’s separation from the Company. In responding to such requests, the Company must adhere to relevant rules regarding selective disclosure of information, especially in light of the fact that investors may infer from any response guidance regarding the Company’s financial performance, whether or not intended.

In response to these requests, Jay Freeland, the Company’s Chief Executive Officer, noted the following, “Dave has been an effective manager of the Americas region during his tenure with us, and we are appreciative of all of his work on behalf of the Company. His termination with the Company was not by reason of any misconduct; rather, he remained a valued team member throughout his time with the Company, and we wish him all success. As with our recent move in Europe, this move is driven by our desire to position the Company for future growth and is not a reflection, good or bad, on prior performance, which we look forward to discussing in connection with our regularly scheduled earnings release.”

The Company is currently searching for a replacement for Mr. Morse. Until such time as a replacement is identified, Mr. Freeland will assume responsibilities for the Americas Region.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FARO TECHNOLOGIES, INC. (Registrant)

Date: January 11, 2013	/s/ Keith Bair
	By:	Keith Bair
	Its:	Chief Financial Officer

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